EXHIBIT 10.33

                           RESELLER LICENSE AGREEMENT

         This Reseller License Agreement ("Agreement") is dated as of October 6th , 2003 and made by and between QuikCAT.com, Inc., a Delaware corporation, which does business as QuikCAT Technologies, having its principal place of business at 767 Beta Drive, Mayfield Village, Ohio 44143 ("QuikCAT"), and IA Global, Inc., a Delaware corporation, having its principal place of business at 533 Airport Boulevard, Suite 400, Burlingame, California 94010 ("Reseller").

         WHEREAS, QuikCAT has developed certain computer software products, as defined more specifically below, that accelerate the transmission of digitized data across the Internet through a Distributed ISP Model; and

         WHEREAS, Reseller wishes to utilize and license the products developed by QuikCAT for use by the clients of Reseller; and

         WHEREAS, QuikCAT is willing to provide certain software and to grant such license to Reseller, upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, QuikCAT and Reseller (hereinafter referred to respectively as the "Party" or collectively as the "Parties") hereby agree as follows:

                                   Article I
                           LICENSED PROPERTY; SERVICES

         1.1 Upon the terms and conditions set forth herein, QuikCAT hereby grants to Reseller a license, with no right of sublicense, except as specifically set forth in Section 1.1(a) and 1.1(d) below (the "License"), to the following products, which shall constitute the "Licensed Products":

                  (a) The QuikCAT iNet Client Software (the "iNet Client"), to permit receipt of the digitized Internet data (which includes any data such as internet, email, files, etc.) by clients of Reseller. Reseller may sublicense the iNet Client to, and permit the downloading of the iNet Client by those of its clients who have the right to utilize such software pursuant to any agreement or license with Reseller ("Reseller Clients");

                  (b) The QuikCAT iNet Compression Server Software (the "iNet Server") to accelerate delivery of digitized Internet data to the Reseller Clients, and the Reseller may establish one or more sites for the iNet Server at such locations in the Territories (as defined below) as it may designate;

                  (c) The QuikCAT iNet Client Interface (the "Client Interface") to manage the interaction between the iNet Server and Reseller's client software;

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                  (d) The QuikCAT iNet and iNet Server License Keys ("Keys") to
permit Reseller Clients to utilize the iNet Client Software and the Reseller to use the Net Server; and

                  (e) all changes, enhancements and modifications made by QuikCAT to any of the foregoing.

         1.2 (a) The License granted hereunder shall be valid for use of the Licensed Products in Japan, Australia and New Zealand (the "Initial Territories") and any other territories for which QuikCAT grants a license to Reseller pursuant to this Section 1.2 (collectively, the "Territories"). The License granted hereunder with respect to the Initial Territories is exclusive as to the "Designated Product," which is defined as the version of the Licensed Products that incorporates modifications to the Client Interface made by or at the direction of Reseller (the "MCIP").

                  (b) If Reseller submits to QuikCAT a business plan reasonably acceptable to QuikCAT with respect to the distribution of the Licensed Products in additional countries or regions ("Additional Territories"), such Additional Territories shall be included in the definition of "Territories" for purposes of this Agreement. Notwithstanding the foregoing, (i) if QuikCAT enters into a bona fide agreement with a third party to grant an exclusive license with respect to the Licensed Products in a particular country or geographic region, Reseller may not submit a business plan with respect to such country or region during the term of such bona fide third party agreement and (ii) if QuikCAT enters into a bona fide agreement with a third party to grant a non-exclusive license with respect to the Licensed Products in such country or region, Reseller may submit a business plan with respect to such country or region and such country or region will become an Additional Territory, but without any rights to exclusivity in such Additional Territory during the term of such bona fide third party agreement. QuikCAT will promptly notify Reseller if it enters into any such bona fide third party agreement.

                  (c) In those Territories in which Reseller has an exclusive license, including the Initial Territories, QuikCAT, Dr. Olurinde E. Lafe and each of their respective affiliates shall not engage in any competitive activities with Reseller, and they each shall utilize commercially reasonable efforts not to market or license any products competitive with the Licensed Products in such Territories during the term of this Agreement. Reseller acknowledges that marketing efforts from the websites of QuikCAT or its marketing affiliates shall not be considered a breach of this Section 1.2(c).

                  (d) The License granted hereunder with respect to the Additional Territories shall be non-exclusive; provided, however, that such License will be exclusive with respect to any particular Additional Territory for which the following conditions are satisfied:

                           (i) QuikCAT has not entered into a bona fide license
                  agreement with a third party with respect to the Licensed Products in such Additional Territory;

                           (ii) Reseller submits a projection of unit volume and
                  revenue growth for such Additional Territory for a three-year period, reasonably acceptable to QuikCAT upon a review continuing for not more than five (5) business days; and

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                           (iii) Receipt of any regulatory or judicial approval
                  required by law. QuikCAT will use commercially reasonable efforts to obtain any such regulatory or judicial approvals with fifteen (15) days after accepting Reseller's projections.

                  (e) On written notice to QuikCAT, Reseller may terminate the exclusivity of the license granted pursuant to Section 1.2(d) with respect to any Additional Territory.

                  (f) Notwithstanding anything herein to the contrary, the royalty payable by Reseller with respect to any Additional Territory for which an exclusive license is granted (and has not been terminated as provided in the previous paragraph) pursuant to Section 1.2(d) shall be based on Reseller's actual revenues for such Additional Territory and shall be calculated and paid in accordance with the provisions of Section 2.2(a) (the "Actual Royalty"). If, at the end of the twelve month period commencing on the date of the award of the exclusive license for such Additional Territory, or at the end of any twelve month interval thereafter, ending on the anniversary date of the award of such exclusive license (provided the license to such Additional Territory is exclusive), the Actual Royalty paid to QuikCAT by Reseller with respect to such Additional Territory during such twelve month period is less than the projected royalty agreed upon by the parties pursuant to Section 1.2(d)(ii) for such twelve month period (the "Projected Royalty"), then, Reseller may elect to maintain the exclusive license for such Additional Territory for the subsequent twelve month period by remitting to QuikCAT, within thirty days following the end of such twelve month period, the difference between the Projected Royalty and the Actual Royalty for such twelve month period. If Reseller does not make such payment in full within such thirty day period, the license for such Additional Territory shall immediately become and remain non-exclusive and Reseller shall have no obligation to QuikCAT for any payment in excess of the Actual Royalty for such twelve month period or thereafter.

                  If, at the end of the twelve month period commencing on the date of the award of the exclusive license for such Additional Territory, and at the end of each twelve month interval thereafter (so long as the license to such Additional Territory is exclusive), the Actual Royalty paid to QuikCAT by Reseller with respect to such Additional Territory during such twelve month period is equal to or greater than the Projected Royalty for such twelve month period (the "Projected Royalty"), then, QuikCAT may retain the difference between the Actual Royalty and the Projected Royalty for such period, and the license for such Additional Territory shall remain exclusive for the subsequent twelve month period.

                  To illustrate the provisions of this Section 1.2(f), assume that the parties agree to a business plan, which projects royalties of $100,000 payable to QuikCAT during the first year after the award of the exclusive license. If during that first year, Reseller pays Actual Royalties of $80,000, then, in order to maintain the exclusive license for an additional year, Reseller must pay to QuikCAT the difference of $20,000, within 30 days after the end of that year. If it chooses not to pay such amount, Reseller's license shall become non-exclusive and Reseller shall have no obligation to QuikCAT for payment of the $20,000, but it will continue to be obligated to pay Actual Royalties so long as the non-exclusive license remains in effect. If during the first year Reseller pays Actual Royalties of $110,000, then the license shall remain exclusive for an additional year. QuikCAT shall have no obligation to repay Actual Royalties in excess of Projected Royalties.

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         1.3      (a) Except as provided in Section 1.3(b) or otherwise agreed to in writing by QuikCAT, any attempt by Reseller to modify, enhance, reverse compile, reverse engineer, disassemble or to attempt to tamper with, modify or in any manner disable the iNet License Controller shall void this Agreement and shall subject Reseller to liability to QuikCAT for actual, consequential and punitive damages.

                  (b) QuikCAT will grant Reseller access, via a secure ftp site, to that portion of the Licensed Products' source code that relates to the Client Interface and the related documentation, comments thereon, manuals or printed materials that pertain to the use and maintenance of the Licensed Products so as to permit Reseller to modify the Client Interface for its own use or that of its affiliates. The cost of modifying the Client Interface and producing the MCIP will be borne entirely by Reseller. Any programmers who will have access to the Licensed Products' source code and related documentation shall enter into a non-disclosure agreement in favor of QuikCAT. As requested by Reseller, QuikCAT will assist Reseller in preparing and testing the MCIP (working in conjunction with other parts of the Licensed Products) and will make any necessary changes to the other parts of the Licensed Products for commercial release. Reseller shall pay QuikCAT its actual costs for any services provided pursuant to this
Section 1.3(b).

         1.4 Nothing herein shall grant to Reseller or the Reseller Clients any right, title or interest in or to the Licensed Products, except for the MCIP and the License rights granted specifically herein. QuikCAT shall have the sole right to file, prosecute and maintain all patents related to the Licensed Products and any improvements, modifications, or enhancements thereto, except for the MCIP and except as to those improvement, modifications or enhancements that are made by or at the direction of Reseller and pre-approved by QuikCAT, and shall have the right to determine whether or not to file a patent application, to abandon prosecution of any patent or patent application, or discontinue the maintenance of any patent or patent application.

         1.5 Reseller shall own the MCIP and associated intellectual property rights; provided, however, that Reseller's rights to the MCIP shall not extend to any underlying intellectual property owned by QuikCAT which is used or included in the MCIP. Reseller shall have the sole right to file, prosecute and maintain all patents related to the MCIP and any improvements, modifications, or enhancements thereto, and shall have the right to determine whether or not to file a patent application, to abandon prosecution of any patent or patent application, or discontinue the maintenance of any patent or patent application.

         1.6 Reseller shall have the right to reproduce, in whole or in part, the software and related documentation, solely in accordance with its rights under this Agreement.

                                   ARTICLE II
                             OBLIGATIONS OF RESELLER

         2.1 Reseller will utilize commercially-reasonable methods to market and sublicense the iNet Client to its clients, but Reseller makes no representation or guaranty of the number of its clients who will become Reseller Clients.

         2.2 (a) Except as provided in Section 1.2(f), no later than the tenth
(10th) day of each month, Reseller shall pay to QuikCAT a non-refundable royalty (the "Royalty") for the

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License in an amount equal to 5% of Reseller's net revenues from its sale or licensing of the Licensed Products which it actually receives during the immediately preceding month. The parties shall cooperate to eliminate any delays in payment arising from the international bank settlement system.

                  (b) The term "net revenues" shall mean gross revenue less any applicable local taxes. Local taxes shall not include income taxes of the Marketing Entities (as defined below) and is restricted to end user's payment of license fees. The royalty payment to QuikCAT may be reduced by the withholding of a defined portion of royalty payments to QuikCAT to comply with regulations of tax authorities. In such event, Reseller and the relevant Marketing Entity shall cooperate with attempts by QuikCAT to reduce or eliminate such withholding and/or to obtain a refund of a portion or all of the amounts so withheld.

                  (c) If Reseller bundles the Licensed Products with other products, Reseller and QuikCAT will seek to negotiate in good faith a commercially reasonable royalty for the Licensed Products bundled with such other products.

         2.3 (a) Reseller and its Japanese and Australian partners will form appropriate corporations or other legal entities ("Marketing Entities") to market the Licensed Products for each of the Initial Territories. Reseller will cause QuikCAT to be granted, at no cost to QuikCAT, a 10% ownership interest in each such Marketing Entity (the "QuikCAT Ownership Interest").

                  (b) QuikCAT will also be entitled to enter into similar arrangements with any other vehicles initiated and funded by Reseller for any Additional Territory where Reseller has obtained exclusive license rights from QuikCAT for the Licensed Products. In any such instance, the QuikCAT Ownership Interest will be 5%. QuikCAT shall not be entitled to any QuikCAT Ownership Interest in any Marketing Entity for an Additional Territory in which Reseller's rights are non-exclusive.

                  (c) Reseller will have the right to extinguish the QuikCAT Ownership Interest upon the occurrence of a Triggering Event and failure to cure same under the Escrow Agreement (as defined below) by the payment of $1 to QuikCAT or any successor thereto. Reseller will ensure appropriate and reasonable minority protection for QuikCAT in the Marketing Entities.

                  (d) Prior to the issuance of any QuikCAT Ownership Interest, QuikCAT may convert such interest into a virtual equity interest in the relevant Marketing Entity, which will provide for the same rights, including, without limitation, distribution of proportionate shares of net profits and of proceeds on sale of the Marketing Entity.

                  (e) Each Marketing Entity shall distribute, on a semi-annual basis, to the holder of the QuikCAT Ownership Interest its proportionate share of net profits (defined as all amounts in excess of operating expenses and reasonable reserves). Each Marketing Entity shall provide QuikCAT with a full accounting of the calculation of such distribution, if any. Each Marketing Entity shall provide QuikCAT with quarterly and annual financial statements, to be delivered no later than 45 days after the end of each quarter and 75 days after the end of each calendar year.

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         2.4 Reseller agrees to give QuikCAT access to the accounting records and/or the billing database of Reseller no less frequently than once each calendar quarter, upon reasonable notice from QuikCAT. In addition, QuikCAT may request, and, upon receipt of each such request, Reseller shall provide to QuikCAT such other information necessary to determine Reseller's revenues derived from the Licensed Products. QuikCAT agrees that it will not use any information obtained in the course of such audits for any purpose other than the determination of the appropriate amounts due to QuikCAT under this Agreement. Reseller also agrees, that should such audit result in an adjustment of 10% or more, that Reseller will pay for all QuikCAT costs incurred in such audit.

         2.5 Reseller agrees to provide QuikCAT unlimited electronic and physical access to the server that is used for Reseller's license administration of the iNet Client, provided that such access is available where this server is hosted on behalf of Reseller by a third party. Reseller confirms that in any such hosting agreement it will require access to this server in accordance with industry standards and will similarly facilitate such rights for QuikCAT.

         2.6 QuikCAT shall use commercially reasonable efforts to assist Reseller with Reseller's e-commerce platform, server and optimization of its server software. Reseller shall reimburse QuikCAT for its out-of-pocket costs in providing such services. Additional consulting services may be provided to Reseller, at Reseller's request, at the rate of two hundred fifty dollars (USD
250) per hour. (No such services will be provided without specific written authorization of Reseller, which will include Reseller's acknowledgement of the cost of such services.)

                                  ARTICLE III
                            THIRD PARTY INFRINGEMENT

         3.1 QuikCAT and Reseller shall notify the other of any suspected infringement of the QuikCAT technology embodied in the Licensed Products that comes to such Party's attention (a "Third-Party Infringement").

         3.2 QuikCAT may, at its own expense and in its own name, institute and prosecute any actions or proceedings or take other appropriate action against third parties to bring about discontinuance of such Third-Party Infringement. Reseller shall join such litigation as a named party, at QuikCAT's request, if necessary to the litigation, and Reseller shall provide reasonable assistance to QuikCAT, and at the expense of QuikCAT. QuikCAT shall retain all proceeds from such litigation.

                                   ARTICLE IV
                              INFRINGEMENT DEFENSE

         4.1 Should a claim of infringement related to the Licensed Products be brought against either QuikCAT or Reseller, such Party shall notify the other party of such claim.

         4.2 QuikCAT shall promptly, at its own expense and its own name, defend any actions or proceedings or take other appropriate action against third parties to bring about discontinuance of such claim, infringement, or violation. Reseller shall join such litigation as a named party, at Reseller's request, if necessary to the litigation, and Reseller shall provide

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reasonable assistance to QuikCAT, and at the expense of QuikCAT. QuikCAT shall retain any proceeds from such litigation. The provisions of this Section 4.2 shall not apply to any claim related to the MCIP.

                                   ARTICLE V
                                 INDEMNIFICATION

         5.1 QuikCAT shall indemnify, defend and hold Reseller harmless from and against any claim of infringement of a United States patent or copyright based upon the Licensed Products, provided Reseller gives QuikCAT prompt notice of and the opportunity to defend such claims. This indemnity by QuikCAT shall include payment of Reseller's reasonable attorneys' fees, costs and expenses. The provisions of this Section 5.1 shall not apply to any claim related to the MCIP, or to any other modifications, improvements and/or enhancements made by or at the direction of Reseller.

         5.2 Reseller shall indemnify, defend and hold harmless QuikCAT from any and all damage, loss, claim, suit or liability arising out of or otherwise connected with Reseller's use, promotion, marketing, modification, improvement, enhancement, offer for sale, distribution or sale of the Licensed Products, including, but not limited to, claims arising out of the alleged negligence in Reseller's use, promotion, marketing, distribution, offer for sale or sale of the Licensed Products or the modification, improvement or enhancement of the MCIP (other than, in any such case, a claim for infringement described in Article IV above) This indemnity by Reseller shall include payment of QuikCAT's reasonable attorneys' fees, costs and expenses.

                                   ARTICLE VI
                              TERM AND TERMINATION

         6.1 This Agreement shall become effective upon satisfaction of the following conditions:

                  (a) IA Global shall have paid $110,000 to QuikCAT, including $10,000 paid on or about September 3, 2003 and the balance of which shall not be paid prior to the satisfaction of the conditions set forth in Sections 6.1(d) and (e);

                  (b) each party shall have obtained such approval of its board of directors as may be required;

                  (c) each party shall have obtained all such regulatory approvals as may be required;

                  (d) Reseller has received an order, in form and substance reasonably acceptable to the Reseller, of the U.S. Bankruptcy Court for the Northern District of Ohio, approving the transactions contemplated hereby, and any applicable appeal period from such order shall have expired; and

                  (e) the Escrow Agreement is in full force and effect and QuikCAT has made all deliveries required thereunder, as evidenced by (i) a certificate provided by each of QuikCAT and Reseller confirming that each has complied with this requirement and that each has done all things necessary to complete their respective obligations thereunder and (ii) a certificate

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from a qualified person who has reviewed the Escrow Deposit and confirms to
Reseller that in his view all documents and materials necessary to effect the Escrow Agreement have been deposited by QuikCAT.

         6.2 Unless otherwise terminated as hereinafter set forth, this Agreement shall continue in force for a period of three (3) years commencing on the date on which all conditions contained in Section 6.1 are satisfied and the full commercial deployment of the Designated Product has occurred, and shall renew automatically for additional one (1) year periods.

         6.3 Should either Party at any time default in fulfilling any of its obligations hereunder, and such default is not cured within thirty (30) days after receipt of written notice of such default, then, at the option of the non-defaulting Party, this Agreement and all licenses issued hereunder shall terminate thirty (30) days after written notice of such default is delivered by the non-defaulting Party to the other Party.

         6.4 This Agreement shall terminate automatically if Reseller ceases to do business in the normal course for a period of ninety (90) consecutive days, where such cessation does not result from governmental restrictions, enemy action, civil commotion, unavoidable casualties, acts of God or any other cause beyond Reseller's control.

         6.5 Upon the expiration or termination of this Agreement for any reason, all rights granted to Reseller and Reseller Clients hereunder shall cease and revert to QuikCAT and Reseller shall return all copies of any QuikCAT documentation, reproductions, product material including media and software to QuikCAT or certify that such documentation and software have been removed from all computers and all storage media, and destroyed.

         6.6 In the event of a default by Reseller of any payment obligations to QuikCAT hereunder, QuikCAT shall issue Reseller a default notice and upon the expiry of 30 days thereafter, provided the default has not been cured, QuikCAT shall be entitled, without further notice, to suspend issuance of iNet Client software keys, to revoke the iNet Server key authorization and to remove all copies of the Licensed Products.

         6.7 The waiver of any default under this Agreement by either Party shall not constitute a waiver of the right to terminate this Agreement for any subsequent or like default, and the exercise of the right of termination shall not impose any liability by reason of termination nor have the effect of waiving any damages to which the terminating Party might otherwise be entitled.

         6.8 Nothing in this Agreement shall limit or restrict Reseller's rights under the Escrow Agreement.

         6.9 Sections 2.4, 6.5 and 9.6, and Articles III, IV, V, and VII shall survive the termination of this Agreement.

                                  ARTICLE VII
                     WARRANTIES AND LIMITATION OF LIABILITY

         7.1 QuikCAT warrants that, subject to the approval described in Section 6.1(d) it has the right to issue the license contemplated herein and that it has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. QUIKCAT

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MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         7.2 QuikCAT shall not be liable for special, indirect, incidental or consequential damages (including, without limitation, lost profits), relating to this Agreement or resulting from Reseller's use, or Reseller's clients' use, of the Licensed Products, arising from any cause of action whatsoever, including contract, warranty, strict liability or negligence, even if QuikCAT has been notified of the possibility of such damages.

                                  ARTICLE VIII
                                ESCROW AGREEMENT

         8.1 QuikCAT, Reseller and Australian Escrow Services Pty Ltd have entered into an Escrow Agreement (the "Escrow Agreement") dated the date hereof with respect to the source code for the Licensed Products.

         Upon the occurrence of a Triggering Event (as defined in the Escrow Agreement), Reseller may utilize the Escrow Deposit (as defined in the Escrow Agreement) to continue its business activities, including further developing the Licensed Products. This escrow procedure is not intended to create additional rights in Reseller, except as specifically set forth herein and in the Escrow Agreement.

         If a Triggering Event occurs, then Reseller shall be free to employ or otherwise seek the services of any then present or former employee of QuikCAT or other persons having knowledge of the Licensed Products. In such cases, these persons will be deemed to have been released from any confidentiality agreement or other restrictions placed on them by QuikCAT or others to allow them to work for Reseller on the Licensed Products within the scope of this Agreement.

         In the event that a Triggering Event occurs, Dr. Lafe and his affiliates agree to negotiate in good faith to complete a commercially reasonable agreement to assist Reseller in its use of the Licensed Products.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 CAPTIONS. Captions and section headings are used for convenience of reference only and are not part of this Agreement and may not be used in construing it.

         9.2 DISCLOSURE. It is understood that both Reseller and QuikCAT intend to disclose the nature of the relationship established hereby and to issue press releases and utilize profiles of the other party in its sales and promotional materials; provided, however, that neither party will use the name of the other party or any specific indicia of the other party with out the express written consent of the other party. The good faith performance of the disclosure requirements of a governmental or other regulatory body shall not be deemed to be a breach of this Section 9.2.

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         9.3 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and such counterparts shall together, constitute and be one and the same instrument.

         9.4 ENFORCEABILITY. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, either such provision shall be deemed amended to conform to such laws or regulations without materially altering the intention of the Parties or it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

         9.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. The Agreement may not be amended or modified in any respect except by written instrument signed by both parties.

         9.6 GOVERNING LAW AND CONSENT TO JURISDICTION. This Agreement shall be construed in all respect and as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies in accordance with and governed by the internal laws (without resort to conflicts of law provisions) of the State of Ohio. All judicial proceedings brought against Reseller with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in Cuyahoga County, Ohio, and Reseller accepts nonexclusive jurisdiction of said courts. Reseller hereby waives, to the fullest extent permitted by law, any objection (including, without limitation, any objection to the laying of venue or based on the grounds of forum non-conveniens) which it may now or hereafter have to the bringing of any such action in any such jurisdiction.

         9.7 MODIFICATION. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing, signed on behalf of each of the Parties by their respective proper officers thereunto and duly authorized, and validated.

         9.8 NOTICES. All notices or other communications shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

                  If to QuikCAT:        QuikCAT Technologies
                                        767 Beta Drive
                                        Mayfield Village, Ohio 44143
                                        Attn:  Contract Administration
                                        With a copy faxed to:
                                        Fax: +1 216-692-0011

                                        With a copy to:

                                        Charles M. Hall, Esq.
                                        22901 Millcreek Blvd., Suite 500
                                        Highland Hill, OH 44122 USA

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                  If to Reseller:       IA Global, Inc.
                                        533 Airport Boulevard, Suite 400
                                        Burlingame, California 94010
                                        Attn:  President
                                        With a copy faxed to:
                                        Alan Margerison
                                        Fax: +81 3 5776-0881

                                        With a copy to:

                                        Mark Jenkins, c/o McKessar Tielman
                                        Level 9, 225 St. George's Terrace
                                        Perth, WA 6000 Australia
                                        With a copy faxed to:
                                        Fax: +61 8 9481 8449

         9.9 RELATIONSHIP OF THE PARTIES. The Parties hereto are independent contractors. Nothing herein contained shall be deemed to create a joint venture, agency, or partnership between the Parties hereto. Neither Party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other Party, or to bind the other party in any respect whatsoever.

         9.10 SEVERABILITY. In the event that any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         9.11 ASSIGNMENT. Upon written notice to Reseller, QuikCAT may assign its rights under this Agreement to any subsidiary or affiliate under its control, or as part of the sale of substantially all of its assets, or pursuant to any merger, consolidation or other reorganization. Reseller may assign its rights under this Agreement to any subsidiary or affiliate under its control, or as part of the sale of substantially all of its assets, or pursuant to any merger, consolidation or other reorganization, upon written consent by QuikCAT, not to be unreasonably withheld. An assignee of either Party, upon such notice, shall have all of the rights and obligations of the assigning party set forth in this Agreement.

         9.12 IMMEDIATE PARTIAL ASSIGNMENT. The Parties agree that Reseller may assign its rights to the Japanese market to another party by way of the separate "Japan License Agreement" which is attached as a schedule to this agreement. In executing this agreement, QuikCAT will also execute the "Japanese License Agreement" and Reseller may also elect to execute the "Japanese Reseller Agreement" at some time in the future.

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         The Parties agree that if Reseller executes the "Japanese License
Agreement", then it will so notify QuikCAT and this agreement will be limited in respect to the Japanese market by the "Japanese License Agreement" and for so long as that agreement is valid.

         The Parties agree that the assignee of the "Japanese License Agreement" shall have all of the rights and obligations of the Reseller as set forth in that Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused their duly-authorized agents to execute this Agreement on the respective dates set forth below.

                                        IA Global, Inc.


                                        By: /s/ Alan Margerison
                                            ---------------------------
                                            Name:  Alan Margerison
                                            Title:    President and CEO
                                            Date:   October 6, 2003


                                        QuikCAT Technologies


                                        By: /s/ Dr. Olurinde Lafe
                                            ----------------------------
                                            Name:  Dr. Olurinde E. Lafe
                                            Title:    President and CEO
                                            Date:  October 6, 2003



                                            ----------------------------
                                            Dr. Olurinde
                                            E. Lafe Date:

SCHEDULE
JAPAN LICENSE AGREEMENT

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